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                                                                Exhibit 23.1



                  CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Amendment No. 3 to the registration statement on Form S-1 (File No. 333-37821) of our report, which includes an explanatory paragraph which refers to conditions that raise substantial doubt about the Company's ability to continue as a going concern, dated March 28, 1997, except as to the information presented in Note 17, for which the date is September 29, 1997, on our audits of the financial statements of Apollon, Inc. We also consent to the references to our firm under the caption "Experts" and "Selected Financial Data".

Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania
December 10, 1997